                                                                    Exhibit 12.1

                                                                             Fiscal Year Ended
                                                 December 29,   December 30,    December 31,    January 2,     January 3,
                                                    2002           2001            2000           2000            1999
                                                 ------------   ------------    ------------    ----------     ----------
                                                                          (dollars in thousands)
DETERMINATION OF RATIO OF EARNINGS
    TO FIXED CHARGES:
Net income (loss) before taxes                      $15,762       $15,669          $6,555       $ (2,666)      $ 12,835
Fixed Charges
    Interest expense                                 14,253        15,974          12,650         11,777          6,296
    Amortization of deferred financing costs          2,277           660             649            546            213
    Interest component of rent                          346           307             260            290          1,332
                                                    -------       -------         -------       --------       --------

Earnings before fixed charges                        32,638        32,610          20,114          9,947         20,676
                                                    =======       =======         =======       ========       ========


Fixed Charges
    Interest expense                                 14,253        15,974          12,650         11,777          6,296
    Amortization of deferred financing costs          2,277           660             649            546            213
    Interest component of rent                          346           307             260            290          1,332
                                                    -------       -------         -------       --------       --------

Total fixed charges                                  16,876        16,941          13,559         12,613          7,841
                                                    =======       =======         =======       ========       ========

    Ratio of earnings to fixed charges  (a)             1.9x          1.9x            1.5x           0.8x           2.6x
                                                    =======       =======         =======       ========       ========
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(a)      For purposes of computing the ratio of earnings to fixed charges,
         "earnings" are defined as net income before fixed charges. Fixed charges are defined as interest expense, amortization of deferred financing costs, and the portion of rent expense representing interest.
         Earnings were inadequate to cover fixed charges by $2.7 million for the year ended January 2, 2000.